Exhibit 99.1

NATUS MEDICAL ACQUIRES FISCHER-ZOTH

Company Adds Leading OAE Technology to its Portfolio

SAN CARLOS, Calif. (September 29, 2004) – Natus Medical Incorporated (Nasdaq NM: BABY) today announced the acquisition for cash of privately held Fischer-Zoth GmbH, a leading manufacturer of otoacoustic emissions (OAE) products. The acquisition adds to Natus’ growth opportunities by broadening its product offerings and supporting expansion into new markets. Natus believes the acquisition will be accretive to earnings in 2005.

Under terms of the acquisition, Natus will retain Fischer-Zoth’s operations, which are headquartered near Munich, Germany, as well as its existing sales channels. Fischer-Zoth co-founder Peter Zoth will continue on as managing director of the organization. Fischer-Zoth currently has 20 employees and recorded revenue of approximately $3.1 million during calendar 2003.

“We believe Fischer-Zoth’s complementary products will round out our hearing screening product portfolio and give Natus a stronger European presence,” stated Jim Hawkins, president and chief executive officer of Natus. “Fischer-Zoth has built a growing, profitable operation with strong margins and a reputation for producing high-quality products. Natus has become the world leader in newborn hearing screening through our proprietary AABR® technology. Now we can build on this position by bringing the Fischer-Zoth products into the pediatric and diagnostics markets.”

Founded in 1995, Fischer-Zoth develops and manufactures products for the detection and diagnosis of hearing disorders that it sells through distributors in more than 40 countries. As a developer of proprietary, patented signal processing software, the company improved traditional OAE technology, which has enhanced the performance of its products over other OAE devices. Since its inception, Fischer-Zoth has sold more than 3,500 OAE devices worldwide. Fischer-Zoth devices also utilize a disposable supply, generating a recurring revenue stream.

“We are excited to be joining Natus, a company that shares our passion for quality, innovation and market leadership,” commented Mr. Zoth. “Through this business combination, we will be able to leverage Natus’ direct sales organization and our existing distribution partners to more quickly penetrate the global market for our hearing screening and diagnostic products.”

Natus expects to record one-time charges during the 2004 third quarter related to the acquisition, primarily for the write-off of acquired in-process research and development, in the range of $600,000 to $1.0 million. These charges were not included in financial guidance previously provided by the Company.

About Natus Medical

Natus develops, manufactures, and markets products for the detection, treatment, monitoring, and tracking of common disorders in newborns. Natus markets and sells its products worldwide through a direct sales force in the U.S. and the U.K. and through distributors in over 30 other countries. Additional information about Natus Medical can be found at www.natus.com.

Natus’ product lines include: ALGO® Newborn Hearing Screeners; MiniMuffs® Neonatal Noise Attenuators; neoBLUE™ LED Phototherapy devices; Biliband™ Eye Protectors; Oxydome™, Oxypod™, Oxy-Igloo™, and Foldadome™ neonatal oxygen hoods; Igloo™ neonatal heatshield; Neometrics™ data management products: Metabolic Screening Database System (MSDS)™, Case Management System (CMS)™, Web Based Electronic Birth Page (WebEBP)™, and Voice Response System (VRS)™; Fischer-Zoth products: Echo-Screen®, Audio System DPOAE, and Cochlea-Scan®.

This press release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995 including, but not limited to, charges associated with the Fischer-Zoth acquisition, and the impact of the acquisition on future earnings, new product offerings, and expansion into new markets. These statements relate to future events or Natus’ future financial performance or results, and involve known and unknown risks, uncertainties, and other factors that may cause Natus’ actual results, levels of activity, performance, or achievements to differ materially from those expressed or implied by the forward-looking statements. The actual operating results could differ materially due to a number of factors, including the difficulty in integrating acquired businesses, including Fischer-Zoth, into our business, the risks associated with expanding operations into other countries and doing business in foreign countries, continued growth of demand, or absence of continued growth of demand, for newborn hearing screening equipment, acceptance of Natus’ existing products, the successful development, introduction and widespread market acceptance of Natus’ new products, dependence on our ALGO, Neometrics and Fischer-Zoth products for substantially all of our revenue, the successful addition of products to Natus’ established distribution channel, domestic and global economic conditions, competition from other companies, the failure of states or foreign countries to adopt mandates or guidelines requiring screening for the disorders for which Natus’ products screen, the failure of third party payors to provide adequate reimbursement for the use of Natus’ products, adverse changes in Natus’ relationships with its suppliers, reduced revenue as a result of discounts given to organizations representing several end customers for Natus’ products, failure to obtain necessary regulatory clearances or approvals, adverse changes in Natus’ relationships with its distributors, difficulty integrating acquired businesses into our business, performance of newly acquired products and technologies, difficulty and increased expenses relating to foreign operations, and product liability and intellectual property disputes or litigation. Natus disclaims any obligation to update information contained in any forward-looking statement.

More information about potential risk factors that could affect the business and financial results of Natus is included in Natus’ annual report on Form 10-K for the year ended December 31, 2003, and its quarterly reports on Form 10-Q, and from time to time in other reports filed by Natus with the U.S. Securities and Exchange Commission.

Natus®, AABR®, ALGO®, ALGO 1e®, ALGO 2®, ALGO DataBook®, 70/40®, Ear Couplers®, Flexicoupler®, Jelly Tab®, Jelly Button®, and MiniMuffs® are registered trademarks of Natus. Natus Elite™, Convert2Natus™, neoBLUE™, neoBLUE mini™, Neometrics™, Metabolic Screening Database System (MSDS)™, Case Management System (CMS)™, Voice Response System (VRS)™, Web Electronic Birth Page (Web-EBP)™, and Accuwell™ are non-registered trademarks of Natus. Solutions for Newborn CareSM is a non-registered service mark of Natus. Echo-Screen®, AOAE®, and Cochlea-Scan® are registered trademarks of Fischer-Zoth GmbH.

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